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                                                                   EXHIBIT 20(i)

[MOORE LOGO]

                                                                    NEWS RELEASE

              MOORE ANNOUNCES THE DEATH OF R. THEODORE AMMON, NON-
                               EXECUTIVE CHAIRMAN

TORONTO, ON AND STAMFORD, CT (October 23, 2001) - Robert G. Burton, President and Chief Executive Officer of Moore Corporation Limited (TSE, NYSE: MCL) today announced the sudden death of the company's non-executive Chairman, R. Theodore Ammon.

Mr. Ammon, 52, was found at his home in East Hampton, New York last evening. The East Hampton Police are investigating the circumstances surrounding
Mr. Ammon's death.

ROBERT G. BURTON, PRESIDENT AND CHIEF EXECUTIVE OFFICER STATED:

"I have known and worked with Ted Ammon for over twelve years and I am stunned and saddened regarding his passing. Ted was a respected business associate and a close personal friend. I mourn his passing, however, I am grateful for and will fondly remember the time we spent together."

MR. BURTON ADDED: "Ted was elected non-executive Chairman barely 90 days ago, and while he was not involved in the day-to-day business, I will miss his insight as well as his friendship. On behalf of Moore and all of us that knew Ted, I want to convey our respect and condolences to his family, especially to his two young children. Our thoughts and prayers are with his family as they begin to cope with their loss."

Moore Corporation Limited is an international provider of products and services that help companies communicate through print and digital technologies. As a leading supplier of document formatted information, print outsourcing and data based marketing, Moore designs, manufactures and delivers business communication products, services and solutions to customers. Moore operates in complementary marketplaces: Forms, Print Management and Related Products which includes Label Systems and Integrated Business Solutions including personalized direct marketing, statement printing and database management. The Moore Internet address is www.moore.com.

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